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                                                              OMB APPROVAL
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

   Matney    R.C.

   (Last)   (First)   (Middle)

   600 N. Emerson Avenue

   (Street)

   Greenwood, Indiana  46143

   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

   RailWorks Corporation (RWKS)

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4. Statement for Month/Year

   8/99

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                          4. Securities Acquired (A)        Bene-     6. Ownership
                               2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                                  action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                                  Date        Code        -----------------------------     at End       (D) or         Indirect
                                  (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security              Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------





                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)     Code     V        (A)           (D)       able        Date
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------

Stock Option (right to buy)                 $10.00     8/23/99      A       V        10,000                    (1)         8/22/09




                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      Form of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
1. Title of Derivative                  Title              Number of      Security       Month           (I)             Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------

Stock Option (right to buy)          Common Stock           10,000                       10,000            D


Explanation of Responses:
(1) Exercisable 25% per year over four years commencing on 8/23/99.



/s/ John Polatz, Power of Attorney                   9/10/99
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                               POWER OF ATTORNEY


                  KNOW ALL MEAN BY THESE PRESENTS that the undersigned hereby constitutes and appoints John Kennedy, Harold C. Kropp, Jr., John Polatz and Carla Berkenkemper, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned, with full power to appoint ad substitute or substitutes to act hereunder, for the undersigned and in his name, to execute and file with the Securities and Exchange Commission on behalf of the undersigned or on behalf of any trust with respect to which the undersigned serves as a trustee, any Form 3s, Form 4s or Form 5s (or any amendments thereto) required to be so executed and filed by the undersigned or any such trust with respect to which the undersigned serves as trustee under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations promulgated thereunder. The undersigned hereby gives to said agents and attorneys-in-fact, and to each of them, full power and authority to act in the premises, including, but not limited to, full power and authority to determine in his or their sole discretion the time when, purpose for and manner in which any powers herein conferred shall be exercised. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them, or any substitute or substitutes, may do by virtue hereof. This power of attorney shall remain valid and in full force and effect until the earlier of (i) the date on which the undersigned is no longer subject to the reporting requirements under Section 16(a) of the Act and the rules and regulations promulgated thereunder and (ii) the date on which this power of attorney is revoked in writing by the undersigned.

         IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney this 29th day of July, 1998.


                                                      /s/ R.C. Matney
                                                      --------------------------
                                                          (Signature)

                                                          R.C. Matney
                                                      --------------------------
                                                          (Print Name)